Exhibit 10.36

Summary of Compensation for Executive Officers

The executive officers of Frontier Oil Corporation (“Frontier”) are “at will” employees, and none of them has an employment agreement. The unwritten arrangements under which Frontier’s executive officers are compensated include:

•	a salary, reviewed annually by the Compensation Committee of the Board of Directors of Frontier;

•	eligibility for an annual cash bonus, as determined by the Compensation Committee;

•	eligibility for awards under Frontier’s Omnibus Incentive Compensation Plan, as determined by the Compensation Committee;

•	health, life, disability, death and other insurance and/or benefits;

•	defined contribution pension and savings plan; and

•	vacation, paid sick leave and all other employee benefits.

In addition, each of the executive officers of Frontier have entered into an Executive Change in Control Severance Agreement and an Executive Severance Agreement. Messrs. Gibbs, Eisman and Jennings may also participate in an Executive Retiree Medical Benefit Plan.

The table below sets forth the base salaries, effective as of January 1, 2008, for the executive officers of Frontier who held office as of January 1, 2008, as well as their incentive target for 2008 (as a percentage of base salary).

Executive Officer	2008 Annual Base Salary	Incentive Target for 2008 (Percentage of Base Salary)
James R. Gibbs Chairman of the Board, Chief Executive Officer and President	$950,000	100%
Michael C. Jennings Executive Vice President-Chief Financial Officer	$450,000	70%
W. Paul Eisman Executive Vice President-Refining & Marketing	$500,000	70%
Jon D. Galvin Vice President	$295,000	50%
Nancy J. Zupan Vice President-Controller	$295,000	50%
J. Currie Bechtol Vice President-General Counsel & Secretary	$330,000	50%
Gerald B. Faudel Vice President-Corporate Relations and Environmental Affairs	$230,000	40%
Doug S. Aron Vice President-Corporate Finance	$205,000	40%